Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847-439-2210
NEWS RELEASE

COMPANY CONTACT:	MEDIA CONTACT:
James M. Froisland	Lynne Franklin
Senior Vice President, Chief Financial Officer,	Wordsmith
Chief Information Officer and Corporate Secretary	847-729-5716
847-718-8020

Material Sciences Reports Third Quarter Fiscal 2010 Results

•	Sales Continue to Increase on a Consecutive-quarter Basis

•	Operating Efficiencies, Cost Reductions and the Year-ago Restructuring Reduce Quarterly Operating and Net Losses Compared with Last year

•	Solid Cash Position and No Long-term Debt

ELK GROVE VILLAGE, IL, January 11, 2010—Material Sciences Corporation (OTCBB: MASC), a leading provider of material-based solutions for acoustical and coated applications, today announced results for its third quarter ended November 30, 2009.

Net sales for the latest three months were $39.1 million, 19.3 percent lower than $48.5 million at this time last year. The $2.0 million net loss for third quarter, equal to $0.15 per share, represented a 58.3 percent improvement from the year-ago net loss of $4.8 million, equal to $0.35 per share.

Third Quarter Continues Turnaround

“While 19.3 percent lower quarterly sales may not sound encouraging, it represents a significant improvement from the 45.2 percent decline we saw in our second quarter and 44.3 percent decrease in our first,” stated Clifford D. Nastas, chief executive officer. “We also have made important progress in other areas this fiscal year. Gross profit grew 74.9 percent between the first and third quarters, reaching a gross margin of 11.0 percent versus the first quarter’s 7.7 percent. And strict control of SG&A spending kept the dollar value of these expenses flat across all three periods. As a result, we cut our quarterly loss in half—from $0.30 to $0.15 per share—in the last three quarters.”

Lower Cost Structure Trims Quarterly Loss

For the latest three months, sales of acoustical materials—most often to automotive manufacturers—were $19.8 million compared with $26.4 million a year ago, off by 25.1 percent. This reflected the continued effects of significantly lower North American automobile production, which reduced demand for nearly all of the company’s acoustical applications, including body panels, engines and brakes. This decline is consistent with the reduction in automotive production for vehicles containing Quiet Steel®.

Material Sciences Corporation Announces Third Quarter Results

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Sales of coated materials—sold to automotive, building products and appliance customers—decreased 12.4 percent to $19.4 million from $22.1 million in the year-ago quarter. Sales of fuel tanks increased from a year ago, helped by several factors, including the stabilizing of several platforms, partially due to the “cash for clunkers” program, while sales of appliance-related and building products were down due to the soft housing market.

Quarterly gross profit was $4.3 million, a more than six-fold increase from $0.7 million a year ago. This meant gross margin as a percent of sales was 11.0 percent compared with 1.3 percent for the three months last year. The year-ago quarter had $2.3 million in costs associated with selling the Morrisville facility and derivative expenses, which did not recur this year. In addition, the latest period benefited from $4.6 million in operating cost reductions.

Selling, general and administrative expenses (SG&A), at $6.8 million, decreased 9.8 percent from $7.5 million for the last year’s three months. This reflected lower headcount and salary-related costs (because of restructurings in the second half of fiscal 2009) and depreciation, totaling $1.3 million, and partially offset by an increase in professional fees and marketing trial expenses.

The $2.4 million quarterly loss from operations, versus last year’s $7.5 million loss, represented a 67.4 percent improvement. Other income for the three months was $0.2 million compared with $0.3 million, with the difference reflecting lower foreign currency transaction gains. The net loss for the latest quarter was $2.0 million, equal to $0.15 per common share, compared with last year’s third quarter loss of $4.8 million, equal to $0.35 per common share.

Lower Sales Lead to Wider Loss for Nine Months

For the year-to-date, net sales of $102.1 million decreased 37.2 percent from $162.4 million a year ago. This reflected 39.9 percent lower sales for acoustical materials and a 34.4 percent reduction for coated materials. Gross profit was $9.8 million or 9.6 percent of sales, versus $13.5 million or 8.3 percent of sales, for last year’s nine months. SG&A was down 25.7 percent, to $20.2 million compared with $27.2 million from the comparable period last year. Other income for the year-to-date was $0.6 million versus $2.1 million, reflecting a one-time gain on the sales of investments a year ago and lower foreign currency transaction gains in the latest period. The net loss was $9.7 million, equal to $0.74 per share, versus last year’s loss of $7.6 million, equal to $0.55 per share.

Strong Financial Condition

Net cash provided by operations through November 30, 2010, was $4.5 million, versus a use of cash of $1.4 million a year ago. The greater reductions in inventory and increases in accounts payable more than offset a higher net loss and increased accounts receivable. Through the nine months, the company invested $0.8 million in capital improvement projects in contrast to $3.6 million a year ago.

Material Sciences Corporation Announces Third Quarter Results

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For the year-to-date, cash remained solid, at $14.7 million, $4.1 million higher than the end of the last fiscal year, and the company continued to operate with no long-term debt.

Conference Call

Material Sciences will host a conference call today to share its third quarter results at 9:00 a.m. Central Time. Clifford D. Nastas, chief executive officer, and James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary, will discuss the company’s financial performance and answer questions from the financial community.

The company invites interested investors to listen to the presentation, which will be carried live on Material Sciences’ Web site: www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge. A replay will be available on the site about two hours after the call ends.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. Material Sciences uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The company’s stock is traded on the OTC Bulletin Board under the symbol MASC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. Material Sciences cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in this release: the recent unprecedented deterioration in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications, pricing acceptance, union activity, as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the company’s products; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe, and new product introductions; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the company, as well as their availability; the loss, or changes in the operations, financial condition, or results of operations, including the bankruptcy or potential bankruptcy of one or more of the company’s significant customers; Material Sciences’ ability to effectively manage its business objectives including the ability to retain key personnel and maintain good labor relations with its unions; overcapacity in the coil coating industry; shifts in the supply model for its products; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the company’s past and present manufacturing operations; access to credit, which may be limited under its asset-based credit agreement; the company’s ability to utilize net operating loss carryforwards; Material Sciences’ ability to maintain a stable liquidity

Material Sciences Corporation Announces Third Quarter Results

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trading environment for its common stock, traded on the over-the-counter bulletin board market; and other factors, risks and uncertainties identified in Part I, Item 1A of the company’s Annual Report on Form 10-K for the year ended February 28, 2009, filed with the Securities and Exchange Commission on May 14, 2009, and from time to time in other reports filed with the Securities and Exchange Commission.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

Condensed Consolidated Statements of Operations (Unaudited)

Material Sciences Corporation and Subsidiaries

	Three Months Ended November 30,		Nine Months Ended November 30,
(In thousands, except per share data)	2009	2008	2009	2008

Net Sales	$39,126	$48,484	$102,069	$162,442
Cost of Sales	34,814	47,830	92,267	148,929

Gross Profit	4,312	654	9,802	13,513
Selling, General and Administrative Expenses	6,750	7,487	20,199	27,203
Restructuring Expenses	—	640	—	640

Loss from Operations	(2,438)	(7,473)	(10,397)	(14,330)

Other Income, Net:
Interest Income, Net	(41)	(28)	(184)	(162)
Equity in Results of Joint Venture	(122)	(144)	(288)	(364)
Other, Net	(56)	(131)	(142)	(1,531)

Total Other Income, Net	(219)	(303)	(614)	(2,057)

Loss Before Benefit for Income Taxes	(2,219)	(7,170)	(9,783)	(12,273)
(Benefit) for Income Taxes	(236)	(2,406)	(120)	(4,678)

Net Loss	$(1,983)	$(4,764)	$(9,663)	$(7,595)

Basic Net Loss Per Share	$(0.15)	$(0.35)	$(0.74)	$(0.55)

Diluted Net Loss Per Share	$(0.15)	$(0.35)	$(0.74)	$(0.55)

Weighted Average Number of Common Shares Outstanding Used for Basic Net Loss Per Share	12,904	13,655	13,092	13,740
Dilutive Shares	—	—	—	—

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	12,904	13,655	13,092	13,740

Outstanding Common Stock Options Having No Dilutive Effect	459	350	459	350

Condensed Consolidated Balance Sheets (Unaudited)

Material Sciences Corporation and Subsidiaries

(In thousands)	November 30, 2009	February 28, 2009

Assets:
Current Assets:
Cash and Cash Equivalents	$14,749	$10,664
Receivables, Less Reserves of $1,404 and $2,965, Respectively	21,442	13,297
Income Taxes Receivable	1,160	2,567
Prepaid Expenses	952	657
Inventories	19,239	24,657
Assets Held for Sale	3,274	3,329

Total Current Assets	60,816	55,171

Property, Plant and Equipment	172,073	170,010
Accumulated Depreciation	(129,136)	(122,264)

Net Property, Plant and Equipment	42,937	47,746

Other Assets:
Notes Receivable	1,386	4,363
Investment in Joint Venture	3,199	2,288
Other	604	471

Total Other Assets	5,189	7,122

Total Assets	$108,942	$110,039

Liabilities:
Current Liabilities:
Accounts Payable	$20,330	$10,442
Accrued Payroll Related Expenses	5,149	3,269
Accrued Expenses	4,417	8,284

Total Current Liabilities	29,896	21,995

Long-Term Liabilities:
Pension and Postretirement Liabilities	9,907	10,574
Other	2,902	3,250

Total Long-Term Liabilities	12,809	13,824

Commitments and Contingencies

Shareowners’ Equity:
Preferred Stock	—	—
Common Stock	380	380
Additional Paid-In Capital	79,853	79,696
Treasury Stock at Cost	(56,774)	(56,146)
Retained Earnings	45,498	55,161
Accumulated Other Comprehensive Income	(2,720)	(4,871)

Total Shareowners’ Equity	66,237	74,220

Total Liabilities and Shareowners’ Equity	$108,942	$110,039

Condensed Consolidated Statements of Cash Flows (Unaudited)

Material Sciences Corporation and Subsidiaries

	Nine Months Ended November 30,
(In thousands)	2009	2008

Cash Flows From:
Operating Activities:
Net (Loss)	$(9,663)	$(7,595)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Gain on Sale of Marketable Securities	—	(841)
Loss on Disposal of Assets		604
Depreciation, Amortization and Accretion	6,478	8,121
Change in Provision for Deferred Income Taxes	—	(4,753)
Compensatory Effect of Stock Plans	154	162
Foreign Currency Transaction Gain	—	(354)
Non-cash Loss on Derivative Instruments	38	938
Other, Net	(290)	(364)
Changes in Assets and Liabilities:
Receivables	(7,695)	(3,058)
Income Taxes Receivable	1,408	1,275
Prepaid Expenses	(287)	(540)
Inventories	5,744	(1,671)
Accounts Payable	9,701	7,871
Accrued Expenses	(1,429)	(1,446)
Other, Net	322	274

Net Cash Provided by (Used in) Operating Activities	4,481	(1,377)

Investing Activities:
Capital Expenditures	(831)	(3,594)
Proceeds from Note Receivable	944	—
Proceeds from Sale of Marketable Securities	—	6,727
Proceeds from Exclusivity Agreement	—	1,250
Transfer of Proceeds from Exclusivity Agreement	—	(1,250)

Net Cash Provided by Investing Activities	113	3,133

Financing Activities:
Purchases of Treasury Stock	(628)	(3,110)
Issuance of Common Stock	3	11

Net Cash Used in Financing Activities	(625)	(3,099)

Effect of Exchange Rate Changes on Cash	116	(156)

Net Increase in Cash	4,085	(1,499)
Cash and Cash Equivalents at Beginning of Period	10,664	7,913

Cash and Cash Equivalents at End of Period	$14,749	$6,414

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$187	$93
Reduction of Note Receivable and Warranty Reserve	$1,862	$—

Supplemental Cash Flow Disclosures:
Interest Paid	$37	$63
Income Taxes Paid	$420	$37